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                                                                        99(b)(2)
                              MULTIPLE ADVANCE NOTE


         FOR VALUE RECEIVED, the undersigned VIAD CORP (the "Borrower"), hereby promises to pay to the order of BANCA DI ROMA (THE "BANK"), AT THE OFFICE OF THE BANK AT ONE MONTGOMERY STREET, TELESIS TOWER, SUITE 2200, SAN FRANCISCO, CA 94104, the unpaid principal amount of each advance made to the Borrower by the Bank hereunder in lawful money of the United States and in immediately available funds, on the respective maturity date for such advance specified on the schedule attached hereto, and to pay interest (computed on the basis of a year of 360 actual days elapsed), at said office in like money and funds, on the unpaid principal amount of each such advance, from the date thereof until due at the rate per annum for each advance specified on the schedule attached hereto and made a part hereof.

         In the event of the happening of any one or more of the following events: (a) the non-payment when due of any liability of the undersigned to the Bank hereof; (b) liquidation, dissolution, or termination of existence of the undersigned; (c) any petition in bankruptcy being filed by or against (and not dismissed within 60 days) the undersigned or any endorser or guarantor hereof or any proceedings in bankruptcy or under any laws relating to the relief of debtors, being commenced by the undersigned or any endorser or guarantor hereof for the relief or readjustment of any indebtedness of the undersigned or any endorser or guarantor hereof, either through reorganization, composition, extension or otherwise; (d) the making by the undersigned or any endorser or guarantor hereof of any assignment for the benefit of creditors or the taking advantage by any of the same of any insolvency law; (e) the appointment of a receiver of any property of the undersigned or any endorser or guarantor hereof;
(f) any seizure, vesting or intervention by or under authority of a government, by which the management of either the undersigned or any endorser hereof is displaced or its authority in the conduct of its business is curtailed; (g) the attachment of distraint of any funds or other property of the undersigned which may be in or come into, the possession or control of the Bank, or any third party acting for the Bank, or of the same becoming subject at any time to any mandatory order of court or other legal process -- then, or at any time after the happening of any such event, this Note and all other obligations to the Bank of the undersigned, whether created directly or acquired by assignment, whether absolute or contingent, shall forthwith be due and payable, without demand upon or notice to the undersigned.

         The Bank shall, and is hereby authorized by the undersigned to, record on the schedule attached hereto (including additional pages, if any) an appropriate notation evidencing the date, amount, rate of interest and due date of each advance as well as the date and amount of each payment by the undersigned in respect thereto.

         Further, proceeds of advances, other than those made to repay other advances hereunder, are to be paid to CITIBANK, N.A. for credit to VIAD CORP ACCOUNT #0003-2803.

         This Note shall be governed by and construed with the law of the State of California.

By:      /s/ R. G. Nelson            By:      /s/ E. A. Newman
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Name:                                Name:    E. A. Newman
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Title:                               Title:   Director-Treasury Service
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Date:                                Date:    8-15-96
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